EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Second Amended and Restated 2012 Equity Incentive Plan and the Second Amended and Restated 2012 Employee Stock Purchase Plan of Supernus Pharmaceuticals, Inc. of our report dated March 12, 2015, except for Note 2, as to which the date is January 20, 2017, with respect to the consolidated financial statements of Supernus Pharmaceuticals, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

McLean, VA

February 17, 2017